Prospectus Supplement No. 7
Filed Pursuant to Rule 424(b)(3)
File No. 333-140234
Prospectus Supplement No. 7
(to Final Prospectus dated June 13, 2007)
     This Prospectus Supplement No. 7 supplements and amends the final prospectus dated June 13, 2007 as supplemented and amended by Supplement No. 1 thereto dated June 19, 2007, Supplement No. 2 thereto dated August 3, 2007, Supplement No. 3 thereto dated August 10, 2007, Supplement No. 4 thereto dated August 13, 2007, Supplement No. 5 thereto dated August 20, 2007 and Supplement No. 6 thereto dated September 19, 2007 (collectively the “Final Prospectus”), relating to the sale from time to time of up to 5,935,766 shares of our common stock by certain selling shareholders.
     On October 3, 2007, we filed with the U.S. Securities and Exchange Commission the attached Form 8-K that announced lowered 2007 sales guidance from a range of $18 to $21 million to a range of $6 to $8 million and announced expected sales results for the third quarter of 2007.
     This Prospectus Supplement No. 7 should be read in conjunction with the Final Prospectus and is qualified by reference to the Final Prospectus except to the extent that the information in this Prospectus Supplement No. 7 supersedes the information contained in the Final Prospectus.
     Our shares of common stock trades on under the symbol “RNIN.” On October 3, 2007, the last reported sale price of our common stock was $5.94 per share.
Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 of the Final Prospectus dated June 13, 2007.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 7 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 7 is October 3, 2007.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
October 3, 2007
Date of report (Date of earliest event reported)
Wireless Ronin Technologies, Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	1-33169 (Commission File Number)	41-1967918 (IRS Employer Identification No.)
5929 Baker Road, Suite 475
Minnetonka, Minnesota 55345
(Address of principal executive offices, including zip code)
(952) 564-3500
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION.
     On October 3, 2007, we publicly announced expected sales results for the third quarter of 2007. For further information, please refer to the press release attached hereto as Exhibit 99, which is incorporated by reference herein.
ITEM 8.01 OTHER EVENTS
     On October 3, 2007, we publicly announced that we expect our 2007 sales to range from $6 million to $8 million, which is below our original guidance of $18 million to $21 million. For further information, please refer to the press release attached hereto as Exhibit 99, which is incorporated by reference herein.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(d)	See “Exhibit Index”.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 3, 2007	Wireless Ronin Technologies, Inc.
	By:	/s/ John A. Witham
John A. Witham
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

99	Press release, dated October 3, 2007.

EXHIBIT 99
Wireless Ronin Technologies, Inc. Lowers 2007 Sales Guidance

Company expects 2007 nine-month sales to total $4.4 million
MINNEAPOLIS — October 3, 2007— Minneapolis-based digital signage company, Wireless Ronin Technologies, Inc. (NASDAQ: RNIN), today announced that it has lowered its revenue guidance for 2007. The company had previously expected 2007 sales to range from $18 million to $21 million. The company now expects 2007 sales to range from $6 million to $8 million.
     Wireless Ronin also announced that it expects 2007 nine-month sales to total $4.4 million, a 132 percent increase over 2006 nine-month results of $1.9 million. The company plans to issue its full 2007 third quarter financial results and sales guidance for 2008 on November 8, 2007.
     “While there continues to be significant enthusiasm for RoninCast® among current and prospective customers, unpredictable sales cycles and certain implementation delays including Sealy and NewSight, warrant a readjustment of our 2007 sales expectations. That said, we do believe that a significant portion of the sales activity that we had anticipated in 2007 will occur in 2008,” said Jeffrey Mack, president and CEO.
     Mack added, “Wireless Ronin is a strong company with a unique, highly differentiated technology platform. The strength of the balance sheet and our cash reserves gives us the solid financial platform to continue to pursue the significant market potential in front of us. We are encouraged, as the company’s pipeline continues to grow and, while sales cycles remain difficult to predict, we have seen some compression in the sale cycle, as well as a more educated client that is considering digital signage today.”
     The company will host a conference call and live Webcast to discuss today’s announcement on today at 4:00 P.M. central time. To access the Webcast, please visit Wireless Ronin’s corporate Web site at www.wirelessronin.com. Alternatively, a live broadcast of the call may be heard by dialing (888) 633-9563 inside the United States or Canada, or by calling (706) 679-6372 from international locations with pass code 19571235. A Webcast replay of the call will be archived on Wireless Ronin’s corporate Web site. An archive of the call is also accessible via telephone by dialing (800) 642-1687 domestically and (706) 645-9291 internationally with pass code 19571235 . The conference call archive will be available through October 18, 2007.
     About Wireless Ronin Technologies
Wireless Ronin Technologies (www.wirelessronin.com) is the developer of RoninCast, a complete software solution designed to address the evolving digital signage marketplace. RoninCast provides clients with the ability to manage a digital signage network from one-central location. The software suite allows for customized distribution with network management, playlist creation and scheduling, and database integration. An array of services are offered by Wireless Ronin to support RoninCast including consulting, creative development, project management, installation, and training. The company’s common stock is traded on the NASDAQ Global Market under the symbol “RNIN”.
This release contains certain “forward-looking statements” of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release refer to our expectations regarding the benefits of our RoninCast system to the retail industry and other matters. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: our estimates of future expenses, revenue and profitability; the pace at which we complete installations and recognize revenue; trends affecting our financial condition and results of operations; our ability to convert proposals into customer orders; the ability of our customers to pay for our products and services; the revenue recognition impact of changing customer requirements; customer cancellations; the availability and terms of additional capital; our ability to develop new products and update existing products; our dependence upon key suppliers, manufacturers and strategic partners; industry trends and the competitive environment; the impact of losing one or more senior executives or failing to attract and retain additional key personnel; and our ability to successfully integrate the operations of acquired businesses. These and other risk factors are discussed in detail in the Company’s Current Report on Form8-K filed with the Securities and Exchange Commission on August 10, 2007. The Company disclaims any obligation to update such forward-looking statements after the date of this release.
Wireless Ronin® and RoninCast® are registered trademarks of Wireless Ronin Technologies, Inc. All other trademarks referred to above are the property of their respective owners.
Contact: John Witham, CFO
jwitham@wirelessronin.com
(952) 564-3520